Exhibit 99.1

Green Earth Technologies Appoints Mr. Walter Raquet to Interim CEO Position
Current Board Member Donates Impeccable Skill Set “Full Time” to Assist G.E.T. in Securing Business Opportunities Resulting from Environmental Concerns within the Oil & Gas Industry
CELEBRATION, FL (ACCESSWIRE – May 7, 2014) - Green Earth Technologies, Inc. (GETG) (OTC Bulletin Board: OTCQB: GETG), a leading manufacturer and marketer of "green" environmentally safer packaged goods and products, announced today and effective immediately the appointment of Walter Raquet as Interim Chief Executive Officer by its Board of Directors. Mr. Raquet will continue to be a member of the GETG Board of Directors.
"We are very pleased that Walter is making himself available and willing to donate his time and expertise to ensure our company's success as we grow, expanding our green technologies into new channels of distribution", said David Buicko , Chairman of Green Earth Technologies. "He is a proven leader possessing significant financial, operations and organization skills that will complement our current management team nicely."
Mr. Raquet co-founded Knight Securities in 1995. At Knight he held positions of director, executive vice president and chief operating officer. The company achieved spectacular growth from a $17 million capitalization and 70 employees in 1995 to a peak market valuation of $8 billion, 1400 employees and $322 million in EBITDA in 1999.

"We are sitting on a unique opportunity; our highly talented board of directors provides us access to a large number of potential customers,” said Walter Raquet. "I have the pleasure of working with Jeff Loch, the creative genius behind Green Earth Technologies and the excellent environmentally friendly products that they deliver to the marketplace. GETG represents the second of two great opportunities that I have had in business in my lifetime; the first being Knight Trading. With the insight gained in that experience, I will focus on an execution strategy that delivers strong profitable growth through superior products and service. I am looking forward to achieving that goal through hard work,” added Mr. Raquet.
Before his appointment by GETG to Interim CEO, he served as Chairman of Bolton LLC an investment management company and was chairman of WR Platform Advisors, a service provider for hedge funds. Prior to those positions, Mr. Raquet was a partner at Herzog Heine & Geduld, Inc.; a Senior Vice President at Spear, Leeds & Kellogg/Troster Singer, and corporate controller at Paine Webber Incorporated. He is a CPA and practiced at the accounting firm of Price Waterhouse. Mr. Raquet received a B.S. degree in Accounting from New York University in 1966.

“I'm eager to receive Walter's help and having a teammate that possesses the credentials such as his on a full time basis will be a tremendous asset to both GETG and our shareholders,” said Jeffrey Loch, President & Founder. “Together, we will pursue the many opportunities with our proven ‘green solutions’ now made available by environmental concerns stemming from the Oil & Gas Industry, most recently, hydraulic fracturing and well stimulation.”

The Fracturing and Well Stimulation Opportunities:

Significant opportunities exist in the well stimulation and fracking fluids segments of the oil and gas industry. According to the Freedonia Group, a leading international business research company that publishes more than 100 industry research studies annually, the world demand for oilfield chemicals is expected to grow 8.9% per annum to $27.9 billion in 2016. In an era of increasing concern for the environment, both traditional and more environmentally friendly chemicals will see brisk demand for years to come. The US Department of the Interior has issued new environmental and safety rules and regulations for companies engaging in hydraulic fracturing for natural gas and oil on Federal and Native American lands. These rules may likely pave the way for all fracturing on private lands as well. The proposals would require that all of the chemicals used in the fracturing fluids be disclosed, tighter standards for well-bore integrity to verify that fluids are not contaminating groundwater and plans be developed for handling fluids that flow back to the surface.

"Green Earth Technologies can provide high performance environmentally safer 'green solutions' that address these environmental concerns while satisfying the new rules and regulations,” concluded Loch.

ABOUT GREEN EARTH TECHNOLOGIES

Green Earth Technologies, Inc. (GETG) is a "totally green" clean tech company that combines domestically sourced plant based renewable and reusable feed stocks with proprietary technologies molded around the four ideologies of being GREEN: biodegradable, recyclable, renewable and environment safe. Branded as G-CLEAN® and G-OIL®, G.E.T. produces a full range of "clean & green" American made environmentally preferred products, some specifically engineered to help overcome the challenges of fracking and working in the world’s oil fields, allowing concerned consumers and customers alike who care about the environment and American energy independence to do their part without sacrificing value or performance. Save the Earth - Sacrifice Nothing®.
Please contact GETG directly or visit www.getG.com for the latest news and in depth information about Green Earth Technologies, Inc. and all their products.
Statements made in this release that relate to future plans, events, financial results or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties. Investors should also be aware that while the Company from time to time does communicate with securities analysts, it is against the Company's policy to disclose to them any material non-public information or other confidential commercial information. Investors should not assume that the Company agrees with any report issued by any analyst or with any statements, projections, forecasts or opinions contained in any such report.

Source: Green Earth Technologies